Exhibit 99.1

    Tempur-Pedic International Reports Record Third Quarter Net Sales and
                      Earnings; Raises Guidance for 2004

  Achieves Net Sales Growth of 47%, Pro Forma Net Income of $0.23 Per Share,
                      GAAP Net Income of $0.22 Per Share

                 Provides Net Sales and EPS Guidance for 2005

    LEXINGTON, Ky., Oct. 21 /PRNewswire-FirstCall/ -- Tempur-Pedic International Inc. (NYSE: TPX), the market-leading manufacturer, marketer and distributor of premium visco-elastic mattresses and pillows worldwide, today announced record net sales and earnings for the third quarter ended September 30, 2004.

    Third Quarter 2004 Highlights

     * Pro forma net income rose 93% to $23.7 million or $0.23 per diluted share from $12.3 million or $0.13 per diluted share in the third quarter of 2003. The Company reported third quarter net income under GAAP of $22.4 million, or $0.22 per diluted share compared to $0.3 million or $0.00 per diluted share in the third quarter of 2003.

     * Net sales rose 47% to $181.7 million from $123.6 million in the third quarter of 2003.

     * Operating margin increased to 24% from 18% in the third quarter of 2003.

     * Net sales in the Company's retail channel increased 77% in the U.S. and 63% worldwide.

     * Mattress net sales increased 69% on unit growth of 52%.

    "The third quarter was another outstanding period for Tempur-Pedic International," said Robert Trussell, President and Chief Executive Officer. "Our record financial performance exceeded our internal expectations, reflecting consumers' growing interest and awareness of our brand. It also reflects management's ability to execute on the Company's key strategies and growth plans.
    "During the quarter, we grew across all four of our sales channels, with particularly strong increases in furniture retail store sales. We added a total of approximately 300 new furniture retail stores in the U.S., bringing total U.S. furniture stores to 3,900 as of September 30, 2004. Internationally, we added placements in approximately 280 stores during the quarter. Total mattress net sales rose 69% in the third quarter of 2004, driven primarily by the growth in net sales to furniture retail stores and the continuing success of our newest premium models, and we continued to achieve significant productivity improvements in our manufacturing operations and to leverage our fixed operating expenses.
    "Tempur-Pedic International has developed an exceptional line of products with outstanding customer satisfaction, global distribution in over 60 countries, and a highly effective business model. Our goal is to 'change the way the world sleeps' and, in the process, to take full advantage of the many growth opportunities that exist. After taking into account bedding industry seasonal trends and our Company's strong results, we are raising our financial guidance for the full year 2004. We currently expect the Company's net sales to range between $660 million -- $665 million, and pro forma diluted net income per share to range between $0.77 -- $0.79. In addition, based on the continued strong performance of the business, we currently estimate net sales for 2005 will range between $810 million -- $830 million and pro forma diluted net income per share for 2005 will range between $0.95 -- $1.00."
    The Company notes that its expectations are based on information available at the time of this release, and are subject to changing conditions, many of which are outside the Company's control.

    Third Quarter 2004 Financial Summary
    Third quarter 2004 net sales were $181.7 million, 47% higher than third quarter 2003 net sales. The Company also reported third quarter pro forma net income of $23.7 million, or $0.23 per diluted share, compared with pro forma net income of $12.3 million, or $0.13 per diluted share, for the third quarter 2003, which represents an increase in pro forma net income of 93% and 77% on a pro forma per diluted share basis. The Company reported third quarter net income under Generally Accepted Accounting Principles ("GAAP") of $22.4 million, or $0.22 per diluted share compared to $0.3 million or $0.00 per diluted share in the third quarter of 2003. For a full discussion of the pro forma adjustments, see the Supplemental Information included later in this press release.

    Conference Call Information
    As previously announced, Tempur-Pedic International is hosting a live conference call featuring President and Chief Executive Officer Robert Trussell and Chief Financial Officer Dale Williams to discuss third quarter results today, October 21, at 5:00 p.m. Eastern Time (2 p.m. Pacific Time). The dial-in number for the conference call is 877-278-2335 or 706-634-0167. The call is also being webcast, and can be accessed at http://www.tempurpedic.com.
    For those who cannot listen to the live broadcast, a replay of the call will be available from October 21, 2004 at 8:00 p.m. Eastern Time through October 28, 2004, and can be accessed by dialing 706-645-9291, conference ID #1386982.
    An archived webcast will also be available on the Tempur-Pedic International investor relations website at http://www.tempurpedic.com/ir.

    Forward-Looking Statements
    This release contains "forward-looking statements," which include information concerning one or more of the Company's plans, objectives, goals, strategies, future revenues and performance, capital expenditures, financing needs and other information that is not historical information. When used in this release, the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management's expectations regarding continued growth and its net sales and pro forma and GAAP net income for 2004 and 2005, are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.
    There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from those expressed as forward-looking statements. Certain of these risk factors are discussed in the Company's filings with the Securities and Exchange Commission, including without limitation the Company's annual report on Form 10-K under the headings "Special Note Regarding Forward Looking Statements" and "Business-Risk Factors". Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances

    About the Company
    Tempur-Pedic International Inc. (NYSE: TPX) manufactures and distributes Swedish Mattresses and Neck Pillows(TM) made from the revolutionary Tempur(R) pressure-relieving material, a visco-elastic material that conforms to the body to provide support and help alleviate pressure points. Products are currently sold in 60 countries under the Tempur(R) and Tempur-Pedic(R) brand names. World headquarters for Tempur-Pedic International are in Lexington, KY.

    For more information, visit http://www.tempurpedic.com or call 800-805-3635. To visit Tempur-Pedic's celebrity connection, visit http://www.mattressofthestars.com.


               TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES
                      Consolidated Statements of Income

    ($ in thousands, except per share data)

                       Three Months Ended         Nine Months Ended
                         September 30,               September 30,
                                          Chg%                       Chg%
                        2004      2003             2004      2003
                  (unaudited)(unaudited)     (unaudited)(unaudited)


    Net sales       $181,737  $123,555     47% $486,460  $342,359     42%
    Cost of sales     85,657    60,170          228,228   158,805

    Gross profit      96,080    63,385     52%  258,232   183,554     41%

    Selling expenses  34,911    26,429          101,519    75,499
    General and
     administrative
     expenses         17,683    13,452           48,974    34,655

    Research and
     development
     expenses            651       777            1,381     1,191

    Operating income  42,835    22,727     89%  106,358    72,209     47%

    Other income
     (expense), net:
    Interest expense,
     net              (6,220)   (5,584)         (17,865)  (13,743)
    Loss on debt
     extinguishment       --   (13,669)          (5,381)  (13,669)
    Other income
     (expense), net     (175)     (969)              21    (1,476)
    Total other expense,
     net              (6,395)  (20,222)         (23,225)  (28,888)

    Income before
     income taxes     36,440     2,505           83,133    43,321     92%

    Income tax
     provision        14,029     2,180           32,006    17,331

    Net income       $22,411     $ 325          $51,127   $25,990     97%

    Basic earnings
     per share         $0.23     $0.04            $0.52     $3.21    (84%)

    Diluted earnings
     per share         $0.22     $0.00            $0.50      $.28     79%

    Dilutive weighted
     average shares
      outstanding
     (in thousands)  103,036    96,005          102,933    93,143


    Supplemental Information

    Pro Forma Net Income and Other Financial Data
    To further provide investors useful information, pro forma net income is presented and represents the Company's GAAP net income before non-cash stock-based compensation expense of $1.3 million and $1.6 million for the three months ended September 30, 2004 and 2003, respectively, and $4.3 million and $1.7 million for the nine months ended September 30, 2004 and 2003, respectively. The Company has unearned non-cash stock-based compensation of $4.7 million as of September 30, 2004 that will be recognized as expense in future periods. In addition to these pro forma adjustments, GAAP net income includes, and pro forma net income excludes, a loss on debt extinguishment totaling $3.3 million, net of tax, for the nine months ended September 30, 2004 relating to the Company's redemption in January 2004 of $52.5 million aggregate principal amount of the outstanding 10 1/4% Senior Subordinated Notes due 2010 issued by its subsidiaries Tempur-Pedic, Inc. and Tempur Production USA, Inc. For the three and nine months ended September 30, 2003, GAAP net income includes, and pro forma net income excludes, transaction related expenses totaling $10.4 million, net of tax, relating to the write-off of deferred financing fess, original issue discount and prepayment penalties relating to the Company's re-capitalization in August 2003, and these amounts are included in loss on debt extinguishment, net of tax.
    The Company believes that excluding non-cash stock-based compensation expense and loss on debt extinguishment provides a measure that is more representative of ongoing costs and therefore more comparable to the Company's historical operations. The following is a reconciliation of GAAP net income to pro forma net income and per share amounts:


               TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES
Reconciliation of GAAP Net Income to Pro Forma Net Income, and Other Financial
                                     Data

    ($ in thousands, except per share data)

                            Three Months Ended         Nine Months Ended
                               September 30,             September 30,
                             2004         2003         2004         2003
                         (unaudited)  (unaudited)  (unaudited)  (unaudited)

    GAAP net income        $22,411         $325     $ 51,127      $25,990

      Non-cash stock-based
       compensation expense  1,266        1,557        4,256        1,720
      Loss on debt
       extinguishment,
       net of tax               --       10,401        3,309       10,401
    Pro forma net income   $23,677     $ 12,283     $ 58,692      $38,111

    GAAP net income per
     share, diluted          $0.22        $0.00        $0.50        $0.28
      Non-cash stock-based
       compensation expense   0.01         0.02         0.04         0.02
      Loss on debt
       extinguishment,
       net of tax             0.00         0.11         0.03         0.11

    Pro forma net income
     per share, diluted      $0.23        $0.13        $0.57        $0.41

    Other financial data
    Depreciation and
     amortization           $7,229       $6,413     $ 21,194      $16,316

    Net debt               270,722      369,485      270,722      369,485

    Summary of Channel Sales
    The Company generates sales through four distribution channels: retail, direct, healthcare and third party. The retail channel sells to furniture, specialty and department stores globally. The direct channel sells directly to consumers. The healthcare channel sells to hospitals, nursing homes, healthcare professionals and medical retailers. The third party channel sells to distributors in countries where Tempur-Pedic International does not operate its own distribution company.
    The following table highlights net sales information, by channel and by segment, for the third quarter:


                      CONSOLIDATED        DOMESTIC           INTERNATIONAL
                  Three Months Ended  Three Months Ended   Three Months Ended
                      September 30,     September 30,        September 30,
    ($ in thousands)   (unaudited)       (unaudited)         (unaudited)
                     2004      2003     2004     2003      2004       2003
    By Sales
     Channel

    Retail       $133,429   $82,042  $93,260  $52,806   $40,169    $29,236
    Direct         24,767    20,762   21,300   18,340     3,467      2,422
    Healthcare     11,442    10,730    2,793    2,622     8,649      8,108
    Third Party    12,099    10,021    2,206    1,658     9,893      8,363

    By Segment
    Domestic     $119,559   $75,426
    International  62,178    48,129


    Summary of Product Sales
    A summary of net sales by product is reported below.

                        CONSOLIDATED         DOMESTIC          INTERNATIONAL
    ($ in thousands) Three Months Ended  Three Months Ended Three Months Ended
                         September 30,      September 30,       September 30,
                          (unaudited)        (unaudited)         (unaudited)
                        2004      2003      2004     2003       2004     2003
    Net Sales

    Mattresses      $119,754   $70,668   $85,406  $49,504    $34,348  $21,164
    Pillows           33,036    31,385    14,076   12,838     18,960   18,547
    Other             28,947    21,502    20,077   13,084      8,870    8,418

SOURCE  Tempur-Pedic International Inc.
    -0-                             10/21/2004
    /CONTACT: Dale Williams Chief Financial Officer of Tempur-Pedic International Inc.,
1-800-805-3635/
    /Web site:  http://www.tempurpedic.com
                http://www.mattressofthestars.com /
    (TPX)

CO:  Tempur-Pedic International Inc.
ST:  Kentucky
IN:  HOU CHM
SU:  ERN CCA